Exhibit 99.1

MAXIMUS Reports Fiscal 2012 Second Quarter Results

- Company Completes PSI Acquisition and Updates Guidance -

RESTON, Va.--(BUSINESS WIRE)--May 3, 2012--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fiscal second quarter ended March 31, 2012.

Key highlights include:

●	Revenue for the second quarter grew 7% to $243.5 million compared to the same period last year.

●	Adjusted diluted earnings per share from continuing operations totaled $0.49 for the second quarter.

●	The Company generated strong cash in the second quarter with cash provided by operating activities from continuing operations of $41.5 million and free cash flow of $36.4 million.

●	Cash and cash equivalents totaled $229.5 million at March 31, 2012.

●	Subsequent to quarter end, the Company signed the $450 million extension for its Australian contract.

●	On April 30, 2012, MAXIMUS closed its acquisition of Policy Studies Inc. for a cash purchase price of $67 million.

Revenue for the fiscal 2012 second quarter increased 7% to $243.5 million compared to $227.1 million for the same period last year, driven by growth in the Health Services Segment, most notably from the Medicaid managed care expansion in Texas.

The Company is revising its tax rates upward to account for a greater mix of business from higher tax rate jurisdictions. In the second quarter, the Company recorded a discrete tax adjustment expense of $3.0 million, or $0.09 per diluted share, related to higher state taxes. Second quarter earnings also included a benefit of $0.6 million, or $0.01 per diluted share, from a net legal recovery. A normalization table is included in the accompanying financial schedules.

As a result, second quarter GAAP income from continuing operations, net of taxes, totaled $14.2 million, or $0.41 per diluted share. Excluding the $0.09 discrete tax expense and the $0.01 legal recovery benefit, adjusted diluted earnings per share from continuing operations totaled $0.49. As expected, adjusted diluted earnings per share from continuing operations were lower compared to last year primarily due to the ramp up of the Work Programme contract in the United Kingdom.

“Second quarter revenue and adjusted earnings from continuing operations were in-line with our expectations,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “We are pleased to complete the PSI acquisition, which closed earlier this week, and we expect a seamless transition as integration efforts are underway. This combination brings together industry-leading subject matter experts who possess extensive experience and knowledge in our core markets. The acquisition allows us to leverage infrastructure, drive further innovation, and bring more business development resources to bear as macro trends continue to drive demand for our services around the world. Most importantly, the acquisition of PSI is a prudent use of cash for driving growth in our core markets and it creates a stronger platform for increasing and maximizing long-term shareholder value.”

Health Services Segment

Health Services Segment revenue for the second quarter of fiscal 2012 increased 17% to $161.2 million compared to $137.8 million for the same period last year, principally driven by the expansion of Medicaid managed care in Texas that was completed in the second quarter. Operating income for the second quarter totaled $18.2 million with an operating margin of 11.3%. Operating margin was lower compared to the same period last year due to normal life-cycle fluctuations in contracts that include new programs ramping up and recently rebid contracts. Operating margin in the quarter was also tempered by growth from a lower-margin contract in Texas and increased SG&A spending on bid and proposal activities in the second quarter.

Human Services Segment

Human Services Segment revenue for the fiscal 2012 second quarter totaled $82.3 million, which was 8% lower (10% on a constant currency basis) compared to the prior-year period principally due to the transition to the UK Work Programme contract. Operating income for the second quarter was $8.6 million with an operating margin of 10.5%, which is lower compared to the same period last fiscal year.

Sales and Pipeline

At April 25, 2012, fiscal year-to-date signed contract wins totaled $812 million compared to $904 million reported for the same period last year; the prior-year period included nearly $600 million for two contract renewals. New contracts pending (awarded but unsigned) totaled $284 million compared to $526 million last year. Sales opportunities (pipeline) at April 25, 2012 totaled $1.7 billion (consisting of $435 million in proposals pending, $446 million of proposals in preparation and $837 million in proposals tracking) compared to $1.2 billion the prior year.

Balance Sheet and Cash Flows

Cash and cash equivalents increased to $229.5 million at March 31, 2012. For the fiscal 2012 second quarter, cash provided by operating activities from continuing operations totaled $41.5 million with free cash flow of $36.4 million. The Company defines free cash flow as cash provided by operating activities from continuing operations of $41.5 million, less cash paid for property and equipment of $4.0 million and capitalized software of $1.1 million. Cash flow in the quarter was driven by solid net income and strong collections, which led to improved Days Sales Outstanding (DSO) of 55 days in the quarter.

On February 29, 2012, MAXIMUS paid a quarterly cash dividend of $0.09 per share and in April 2012, the Company announced its next quarterly cash dividend of $0.09 per share, payable on May 31, 2012 to shareholders of record on May 15, 2012.

In anticipation of the acquisition of PSI, MAXIMUS did not purchase shares during the second quarter of fiscal 2012. At March 31, 2012, the Company had $129.8 million available for repurchases under the current program.

Outlook

The Company is updating its fiscal 2012 guidance to include the contributions from the acquisition of PSI for the period from May 1, 2012 through September 30, 2012. PSI is expected to generate approximately $55 million to $60 million in revenue for fiscal 2012. MAXIMUS now expects consolidated revenue from continuing operations in the range of $1.030 billion to $1.060 billion for fiscal 2012, which is an increase from its prior guidance of $980 million to $1.015 billion. Excluding acquisition-related costs, the Company expects PSI to be up to $0.05 accretive in fiscal 2012, which is expected to be offset by a higher tax rate for the remainder of the fiscal year. As a result, the Company still expects adjusted diluted earnings per share from continuing operations in the range of $2.20 to $2.30.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, May 3, 2012, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 17, 2012. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 393073

About MAXIMUS

MAXIMUS is a leading health and human services administrator for governments in the United States, United Kingdom, Canada and Australia. The Company delivers administrative solutions to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support enforcement programs across the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has more than 8,800 employees located in more than 270 offices worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flows from operating activities and adjusted diluted earnings per share from continuing operations. The Company believes the measure of free cash flows from operations is a useful basis for comparing its performance to prior periods and competitors and to analyze the underlying trends in the Company’s business. The presentation of free cash flows from continuing operations should not be considered in isolation, nor should it be used in place of net income or cash flows from operating activities as a measure of performance. The Company believes the measure of adjusted diluted earnings per share from continuing operations provides a framework for assessing how the ongoing business performed, or is expected to perform, excluding the effects of legal and settlement expenses or recoveries and certain discrete tax items which have not occurred in the most recent prior years. These adjustments may vary significantly and, in the opinion of management, do not reflect the underlying business of the Company. Adjusted diluted earnings per share should not be used in isolation, nor should it be used in place of diluted earnings per share as a measure of profitability. Reconciliations of both non-GAAP measures to their most comparable GAAP measure have been included in this document.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	September 30,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$229,537	$172,950
Restricted cash	6,681	4,839
Accounts receivable — billed, net of reserves of $3,486 and $3,265	140,664	146,900
Accounts receivable — unbilled	7,242	7,170
Prepaid income taxes	4,109	12,959
Deferred income taxes	23,943	19,256
Prepaid expenses and other current assets	29,406	27,202
Total current assets	441,582	391,276

Property and equipment, net	50,722	51,740
Capitalized software, net	26,697	26,616
Goodwill	72,705	71,323
Intangible assets, net	5,246	5,651
Deferred contract costs, net	6,939	8,020
Deferred income taxes	812	732
Deferred compensation plan assets	9,116	8,004
Other assets, net	2,015	1,917
Total assets	$615,834	$565,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,278	$55,470
Accrued compensation and benefits	40,409	47,748
Deferred revenue	59,265	47,902
Current portion of long-term debt	132	42
Acquisition-related contingent consideration	2,005	1,840
Income taxes payable	5,497	5,104
Other accrued liabilities	2,377	5,787
Total current liabilities	176,963	163,893
Deferred revenue, less current portion	3,553	2,575
Long-term debt	1,625	1,654
Acquisition-related contingent consideration, less current portion	401	388
Income taxes payable, less current portion	1,538	1,484
Deferred income taxes	11,136	11,945
Deferred compensation plan liabilities, less current portion	9,895	8,883
Total liabilities	205,111	190,822

Shareholders’ equity:
Common stock, no par value; 60,000 shares authorized; 56,413 and 56,018 shares issued and 33,951 and 33,793 shares outstanding at March 31, 2012 and September 30, 2011, at stated amount, respectively	389,477	377,579
Treasury stock, at cost; 22,462 and 22,225 shares at March 31, 2012 and September 30, 2011, respectively	(425,651)	(416,850)
Accumulated other comprehensive income	20,069	12,480
Retained earnings	426,828	401,248
Total shareholders’ equity	410,723	374,457
Total liabilities and shareholders’ equity	$615,834	$565,279

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2012	2011	2012	2011
Revenue	$243,452	$227,116	$483,055	$441,230
Cost of revenue	178,686	164,050	358,442	322,205
Gross profit	64,766	63,066	124,613	119,025
Selling, general and administrative expenses	37,959	33,572	70,715	62,239
Legal and settlement recovery, net	591	—	405	—
Operating income from continuing operations	27,398	29,494	54,303	56,786
Interest and other income, net	824	919	1,928	1,410
Income from continuing operations before income taxes	28,222	30,413	56,231	58,196
Provision for income taxes	14,011	11,375	24,362	21,571
Income from continuing operations	14,211	19,038	31,869	36,625

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	—	(265)	—	(265)
Gain (loss) on disposal	62	(554)	108	(659)
Income (loss) from discontinued operations	62	(819)	108	(924)

Net income	$14,273	$18,219	$31,977	$35,701

Basic earnings (loss) per share:
Income from continuing operations	$0.42	$0.55	$0.95	$1.06
Income (loss) from discontinued operations	—	(0.02)	—	(0.02)
Basic earnings per share	$0.42	$0.53	$0.95	$1.04

Diluted earnings (loss) per share:
Income from continuing operations	$0.41	$0.54	$0.92	$1.03
Income (loss) from discontinued operations	—	(0.03)	—	(0.02)
Diluted earnings per share	$0.41	$0.51	$0.92	$1.01

Dividends paid per share	$0.09	$0.08	$0.18	$0.14

Weighted average shares outstanding:
Basic	33,788	34,422	33,725	34,392
Diluted	34,728	35,574	34,638	35,500

MAXIMUS, Inc,
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$14,273	$18,219	$31,977	$35,701
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	(62)	819	(108)	924
Depreciation and amortization	5,434	5,551	11,545	10,783
Deferred income taxes	(2,891)	156	(5,315)	1,146
Non-cash equity based compensation	2,836	2,438	5,633	4,495
Change in assets and liabilities:
Accounts receivable — billed	9,741	(23,741)	7,268	(1,596)
Accounts receivable — unbilled	355	3,575	(63)	2,021
Prepaid expenses and other current assets	(2,471)	628	(4,092)	1,669
Deferred contract costs	319	(649)	1,109	(1,229)
Accounts payable	4,528	8,339	12,298	12,287
Accrued compensation and benefits	4,266	4,986	(6,287)	(6,567)
Deferred revenue	3,662	(6,026)	11,291	(11,296)
Income taxes	3,932	(6,864)	8,910	(10,334)
Other assets and liabilities	(2,440)	(1,426)	(5,128)	(1,618)
Cash provided by continuing operations	41,482	6,005	69,038	36,386
Cash used in discontinued operations	—	(212)	—	(951)
Cash provided by operating activities	41,482	5,793	69,038	35,435

Cash flows from investing activities:
Proceeds from sale of discontinued operations	—	—	2,240	—
Purchases of property and equipment	(4,022)	(4,057)	(6,576)	(6,464)
Capitalized software costs	(1,112)	(1,574)	(1,832)	(3,872)
Proceeds from note receivable	124	—	272	—
Cash used in investing activities — continuing ops	(5,010)	(5,631)	(5,896)	(10,336)

Cash flows from financing activities:
Employee stock transactions	1,959	3,684	1,687	8,013
Repurchases of common stock	—	(89)	(9,749)	(8,459)
Tax benefit due to option exercises and restricted stock units vesting	770	2,787	2,510	3,818
Issuance of long-term debt	—	300	—	300
Cash dividends paid	(3,038)	(2,576)	(6,061)	(4,643)
Cash used in financing activities — continuing ops	(309)	4,106	(11,613)	(971)

Effect of exchange rate changes on cash and cash equivalents	2,326	1,883	5,058	3,706

Net increase in cash and cash equivalents	38,489	6,151	56,587	27,834

Cash and cash equivalents, beginning of period	191,048	177,004	172,950	155,321

Cash and cash equivalents, end of period	$229,537	$183,155	$229,537	$183,155

MAXIMUS, Inc.
SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2012	%(1)	2011	%(1)	2012	%(1)	2011	%(1)

Revenue:
Health Services	$161,170	100%	$137,779	100%	$319,213	100%	$267,790	100%
Human Services	82,282	100%	89,337	100%	163,842	100%	173,440	100%
Total	243,452	100%	227,116	100%	483,055	100%	441,230	100%

Gross Profit:
Health services	41,137	25.5%	38,320	27.8%	77,136	24.2%	72,597	27.1%
Human Services	23,629	28.7%	24,746	27.7%	47,477	29.0%	46,428	26.8%
Total	64,766	26.6%	63,066	27.8%	124,613	25.8%	119,025	27.0%

Selling, general, and administrative expense:
Health Services	22,935	14.2%	18,968	13.8%	42,151	13.2%	34,422	12.9%
Human Services	15,024	18.3%	14,623	16.4%	28,564	17.4%	27,802	16.0%
Corporate/Other	—	NM	(19)	NM	—	NM	15	NM
Total	37,959	15.6%	33,572	14.8%	70,715	14.6%	62,239	14.1%

Operating income from continuing operations:
Health services	18,202	11.3%	19,352	14.0%	34,985	11.0%	38,175	14.3%
Human Services	8,605	10.5%	10,123	11.3%	18,913	11.5%	18,626	10.7%
Corporate/Other	—	NM	19	NM	—	NM	(15)	NM
Subtotal: Segment Operating Income	26,807	11.0%	29,494	13.0%	53,898	11.2%	56,786	12.9%
Legal and settlement recovery (expense), net	591	NM	—	NM	405	NM	—	NM
Total	$27,398	11.3%	$29,494	13.0%	$54,303	11.2%	$56,786	12.9%

(1)	Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Supplemental Pro Forma Diluted EPS from Continuing Operations ("Adjusted Diluted EPS")
FY 2011 and FY 2012
(Unaudited)

	Quarter Ended				Year
					Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2010	2011	2011	2011	2011
Diluted EPS from continuing operations-GAAP basis	$0.50	$0.54	$0.56	$0.73	$2.31

Pro forma adjustments:
Legal and settlement expense (recovery), net	–	–	–	(0.02)	(0.02)
Adjustment for tax accounts	0.01	0.01	0.01	(0.07)	(0.04)
Subtotal pro forma adjustments	0.01	0.01	0.01	(0.09)	(0.06)

Adjusted Diluted EPS from continuing operations	$0.51	$0.55	$0.57	$0.64	$2.25

	Quarter Ended

	Dec. 31,	Mar. 31,
	2011	2012
Diluted EPS from continuing operations-GAAP basis	$0.51	$0.41

Pro forma adjustments:
Legal and settlement expense (recovery), net	–	(0.01)
Tax rate adjustment charge	–	0.09
Subtotal pro forma adjustments	–	0.08

Adjusted Diluted EPS from continuing operations	$0.51	$0.49

CONTACT:
MAXIMUS, Inc.
Lisa Miles, 703-251-8637